Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Lyntris Inc. on Form S-1 of our report dated June 9, 2026 on the December 31, 2024 consolidated financial statements of TCFII NHT LLC, a consolidated subsidiary of Lyntris Inc., and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Dallas, Texas

August 12, 2026